Exhibit 10(f)

Director Compensation Arrangements

Directors who are current or former officers of Energy Future Holdings Corp. or employed by the Sponsor Group do not receive any fees for their service as directors. Messrs. Huffines, Olson, Reilly and Youngblood receive $150,000 annually and an annual equity award valued at $100,000.